                          LAKEWAY INN CONFERENCE RESORT


               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS


                                     BETWEEN


                               YCP LAKEWAY, L.P.,

                         a Delaware limited partnership,

                                       and

                           YCP LAKEWAY OPERATOR, INC.,

                             a Delaware corporation,

                             collectively, AS SELLER



                                       AND



                          HARVARD PROPERTY TRUST, LLC,

                      a Delaware limited liability company,

                                  AS PURCHASER



                             As of November 24, 2004

               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

        THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "AGREEMENT") is made as of November 24, 2004 (the "EFFECTIVE DATE"), by and among YCP LAKEWAY, L.P., a Delaware limited partnership ("LAND COMPANY"), and YCP LAKEWAY OPERATOR, INC., a Delaware corporation ("OPERATING COMPANY") (Land Company and Operating Company being referred to herein collectively as "SELLER"), and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company, dba Behringer Harvard Funds ("PURCHASER").

                              W I T N E S S E T H:

        A.      Seller is the owner of the Property (defined below).

        B. Seller desires to sell the Property and Purchaser desires to purchase the Property, on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

                                   ARTICLE I
                                PURCHASE AND SALE

1.1 AGREEMENT OF PURCHASE AND SALE. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase, all of Seller's right, title and interest in and to the following:

        (a) the fee simple interest in the land situated in Travis County, Texas more particularly described on EXHIBIT A attached hereto and made a part hereof, together with all and singular the rights and appurtenances of Seller pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this SECTION 1.1 being herein referred to collectively as the "LAND");

        (b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain 239 room hotel commonly known as "Lakeway Inn Conference Resort" (the "HOTEL") and any other improvements and fixtures appurtenant to the Land, together with all rights, easements, privileges and benefits appertaining to the Land (the property described in clause (b) of this SECTION 1.1 being herein referred to collectively as the "IMPROVEMENTS");

        (c) all tangible personal property located upon the Land or within the Improvements and used in the ownership, operation and maintenance of the Improvements, including specifically, without limitation, appliances, furniture, furnishings, machinery, equipment, carpeting, draperies and curtains, tools and supplies, decorations, works of art, china, glassware, linens, silver, utensils, all vehicles (if any), and other items of personal property (excluding cash and deposit accounts used exclusively in connection with the operation of the Land and the Improvements and leased items, and subject to (i) depletion, resupply, substitution, replacement and disposition in the ordinary course of business and (ii) the provisions of subparagraph (g) below and the provisions of SECTION 4.4(B) with respect to unopened inventories (the property described in clause (c) of this SECTION 1.1 (and not excluded) being herein referred to collectively as the "PERSONAL PROPERTY");

        (d) subject to SECTION 4.4(B) below, all contracts or reservations for the use of guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities of the Hotel or located within the Improvements ("BOOKINGS");

        (e) all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, the Improvements or the Personal Property or other property used in connection with the operation of the Hotel, including specifically, without limitation, (i) all rights of Seller under all equipment leases, and (ii) all agreements set forth on
        SCHEDULE 1.1(E) attached hereto and made a part hereof (collectively, the "OPERATING AGREEMENTS");

        (f) (i) all existing warranties, guaranties (expressed or implied) and indemnities issued to Seller in connection with the Improvements or the Personal Property; (ii) all transferable names (including, without limitation, the name "Lakeway Inn Conference Resort", to the extent of Seller's interest therein and to the extent transferable), marks, logos and designs, used in the operation or ownership of the Land, the Improvements or the Personal Property or any part thereof, if any; and
        (iii) all transferable licenses, franchises and permits owned by Seller and used in or relating to the ownership, occupancy or operation of the Land, the Improvements or the Personal Property or any part thereof (but not including the existing Liquor Licenses), and (iv) to the extent transferable and in Seller's possession or control, all files (to the extent Seller is not limited in providing the same under the Management Agreement or applicable law), records (to the extent Seller is not limited in providing the same under the Management Agreement or applicable law), plans, specifications, drawings, surveys and engineering reports pertaining to the Property (the property described in this clause (f) of this SECTION 1.1 being herein referred to collectively as the "INTANGIBLES");

        (g) subject to SECTION 4.4(B) below, (i) all food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages) whether used, unused or held in reserve storage for future use in connection with the operation of the Land, the Improvements or the Personal Property, together with any additions thereto prior to Closing (defined below) and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business (all of the foregoing being referred to herein as the "CONSUMABLE INVENTORY" and, to the extent contained in unopened boxes, bottles, jars or containers of any type as of the date of Closing, shall be collectively referred to, together with unopened packages of china, glass, silver and linens, as the "UNOPENED INVENTORY");

        (h) all leases for the lease and occupancy of space at the Hotel (collectively, the "LEASES") listed and described on SCHEDULE 1.1(H) attached hereto and made a part hereof, including any damage or security deposits relating to such Leases held by Seller and not applied to the tenant's obligations as of the date of Closing (the "DEPOSITS", a current list of which are itemized on SCHEDULE 1.1(H)). For purposes of this Agreement, "Leases" do not include Bookings;

        (i) all accounts receivable of the Hotel and all related operations (collectively, the "RECEIVABLES") (provided that such receivables are to be purchased by Purchaser at Closing for an amount equal to (A) 90% of the amount set forth on the Hotel's "city ledger", and (B) 100% of the amount set forth on the Hotel's "guest ledger" and any other receivable ledgers and are not included in the Purchase Price); and

        (j) subject to SECTION 4.4(B)(XVI) hereof, Seller's interest in the funds contained in "house banks" for the Hotel as of the Cut-Off Time (defined in SECTION 4.4(A) below), whether held in the name of Seller, the Hotel or Manager and owned by Seller (collectively, the "HOUSE BANK FUNDS"). Purchaser expressly acknowledges and agrees that the Property to be transferred to Purchaser pursuant to this Agreement does not include any reserve or other accounts created or maintained by Seller or Manager in connection with the ownership or operation of the Hotel; provided that, to extent that any such reserves exist under the Management Agreement (defined below) or otherwise as of the Closing Date (defined below) and are not returned and released to Seller on such date, Seller's right to such unreturned reserves shall be assigned to Purchaser at Closing and Seller shall receive a credit to the Purchase Price in the full amount of such reserves.

1.2     PROPERTY DEFINED.

        (a) The Land and the Improvements are sometimes collectively referred to herein as the "Real Property" and the Real Property, the Personal Property, the Bookings, the Operating Agreements, the Leases, the Deposits, the Intangibles, the Consumable Inventory, the Receivables and the House Bank Funds are hereinafter sometimes referred to collectively as the "PROPERTY"; provided that, the Purchase Price does not include, and shall be adjusted with respect to, the Receivables, the House Bank Funds, the Unopened Inventory and the other adjustment items described in SECTION 4.4 below.

        (b) Notwithstanding anything to the contrary in SECTION 1.1, the following items are expressly excluded from the Property:

                (i) All cash on hand or on deposit in banks, operating accounts or other accounts or reserves, except for Deposits held by Seller as landlord with respect to any Lease and the House Bank Funds which are to be transferred at Closing subject to the terms of this Agreement;

                (ii) Any tangible or intangible property owned by Manager or other rights reserved by Manager under the Management Agreement (defined below); and

                (iii) Any fixtures, personal property or intellectual property owned by (A) the supplier, vendor, licensor, lessor or other party under any Operating Agreements, (B) the tenant under any Leases, (C) any employees, (D) any guests or customers of the Hotel, or (E) any other third party.

1.3 PERMITTED EXCEPTIONS. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (collectively, the "PERMITTED EXCEPTIONS").

1.4 PURCHASE PRICE. Seller is to sell and Purchaser is to purchase the Property for a total of FOURTEEN MILLION AND NO/100 DOLLARS ($14,000,000.00) (the "PURCHASE PRICE").

1.5     PAYMENT OF PURCHASE PRICE.

        (a) On or before the date one (1) business day prior to the scheduled Closing Date (but in no event later than the business day preceding the Outside Closing Date (defined below), Purchaser shall deliver to Escrow Agent (defined below) by wire transfer an amount equal to the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, less the Earnest Money (defined below) previously delivered to Escrow Agent.

        (b) The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser and Escrow Agent prior to the Closing.

1.6     EARNEST MONEY.

        (a) On or before November 29, 2004, Purchaser shall deposit the sum of One Million and No/100 Dollars ($1,000,000.00) (together with all interest earned on such sums, the "INITIAL DEPOSIT") in good funds, either by certified bank or cashier's check or by federal wire transfer, with Partners Title Company ("ESCROW AGENT") having its office at 712 Main, Suite 200E, Houston, Texas 77002-3218, Attention: Reno Hartfiel. Purchaser agrees that, notwithstanding Purchaser's right to terminate this Agreement pursuant to SECTION 3.4 below, the Initial Deposit shall be non-refundable as specified in SECTION 1.6(b) hereof. In the event Purchaser does not elect to terminate this Agreement pursuant to SECTION 3.4 below, then within two (2) business days following the expiration of the Inspection Period (as defined below), Purchaser shall deposit with Escrow Agent an additional sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "ADDITIONAL DEPOSIT") in good funds, either by certified bank or cashier's check or by federal wire transfer.

        (b) The Initial Deposit, the Additional Deposit (to the extent deposited by Purchaser) and all interest earned thereon are collectively referred to herein as the "Earnest Money". Upon the delivery (or required delivery) of all or any portion of the Earnest Money by Purchaser to Escrow Agent, the Earnest Money (including any portion thereof that is required to be delivered but has not been delivered by Purchaser) shall be fully earned by Seller and non-refundable to Purchaser for any reason whatsoever, except that Purchaser shall be entitled to a return of the Earnest Money in the event that this Agreement is timely terminated as a result of Purchaser's election to terminate strictly in accordance with and pursuant to (i) SECTION 2.3(B) below, (ii) SECTION 4.8 below, (iii)
        SECTION 6.2 below, (iii) SECTION 7.2 below (following the occurrence of major loss or damage), or (iv) SECTION 10.26.

        (c) Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of this Agreement. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any responsibility or liability to Purchaser in connection with the accrual or payment of interest on any portion of the Earnest Money.

        (d) Time is of the essence for the delivery of Earnest Money under this Agreement and the failure of Purchaser to timely deliver any portion of the Earnest Money shall be a material default by Purchaser under this Agreement.

1.7 ESCROW INSTRUCTIONS. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Purchaser and escrow instructions for Escrow Agent. Seller and Purchaser shall promptly execute and deliver to Escrow Agent any separate or additional escrow instructions requested by Escrow Agent which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend this Agreement unless expressly set forth by the mutual consent of Seller and Purchaser.

1.8 MANAGEMENT AGREEMENT. Purchaser acknowledges that the Hotel is being operated and managed by Meristar Management Company, LLC (the "MANAGER"), pursuant to that certain Management Agreement dated as of November 27, 2002, by and between Operating Company and Manager (as amended, the "MANAGEMENT AGREEMENT"). The Management Agreement shall be terminated by Seller concurrently with the Closing and Seller shall pay all amounts owed under the Management Agreement.

1.9 ASSUMED LIABILITIES. At Closing, to the extent either (a) arising after the Closing or (b) Purchaser receives a credit to the Purchase Price with respect to such Liabilities at Closing, Purchaser shall assume all liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen (collectively, "LIABILITIES") arising from, relating to, or in connection with the Property or the Hotel, including, without limitation, subject to the Seller's express representations and warranties in
SECTION 5.1, all Liabilities with respect to the condition of the Property, including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property. The parties' rights and obligations under this SECTION 1.9 shall survive the Closing.

                                   ARTICLE II
                                TITLE AND SURVEY

2.1 TITLE EXAMINATION; TITLE COMMITMENT. Prior to the Effective Date, Seller has obtained and delivered to Purchaser, an Owner's Commitment for Title Insurance dated June 7, 2004 (GF No. 03115409) (the "TITLE Commitment") covering the Land and the Improvements from Commonwealth Land Title Insurance Company (the "TITLE COMPANY"), and a copy of each document referenced in the Title Commitment as an exception to title to the Real Property. Purchaser shall deliver to Seller, within five (5) days after receipt by Purchaser, a copy of any updates (each a "TITLE UPDATE") to the Title Commitment together with a written statement by Purchaser of all objections to title disclosed by any such Title Update.

2.2 SURVEY. Prior to the Effective Date, Seller has obtained and delivered to Purchaser and the Title Company, at Seller's expense, from Bock & Clark, an ALTA survey of the Real Property (the "SURVEY"). The Real Property description from the Survey will be used in all documents requiring a Real Property description. If Purchaser desires topographical information to be included on the Survey, or desires any other revisions to the Survey, then Purchaser must pay the cost attributable to such additional information.

2.3     TITLE OBJECTIONS; CURE OF TITLE OBJECTIONS.

        (a) Subject to SECTION 2.3(B) and SECTION 2.4 below, the parties agree that the Permitted Exceptions to the Title Policy (defined below) shall be as set forth on SCHEDULE 2.3.

        (b) With respect to any Title Update delivered by the Title Company after the Effective Date, Purchaser shall have the right to object to any exception to title shown on a Title Update within five (5) days following Purchaser's receipt of the applicable Title Update, by delivery of written notice to Seller and Title Company. Any item contained in any Title Update to which Purchaser does not object prior to the end of the applicable 5-day period shall automatically and irrevocably be deemed a Permitted Exception. In the event Purchaser shall notify Seller, in writing, of objections to title or to matters shown on a Title Update prior to expiration of the 5-day period, Seller shall have the right, but not the obligation, to cure such objections. Within five (5) days after receipt of Purchaser's notice of objections to matters shown on a Title Update, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any or all of such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with this SECTION 2.3(B), -------------- Seller shall have the right to attempt to remove, satisfy or cure the same and for this purpose Seller shall, at Seller's election, be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the Outside Closing Date (defined below). If Seller elects not to cure any objections specified in Purchaser's notice, or if Seller is unable to effect a cure of those objections which it elected to cure prior to the Closing (or any date to which the Closing has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser's notice within said five (5) day period, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions (for purposes hereof, any matter objected to by Purchaser which Seller is unwilling or unable to cure shall be deemed a Permitted Exception), and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection or fails to respond to Purchaser's notice within said five (5) day period; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser in writing that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser's failure to notify Seller of termination of this Agreement within such 5-day period shall be deemed to be an irrevocable election under clause (i) to accept conveyance of the Property. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any obligation to cure any title matter objected to by Purchaser.

2.4 CONVEYANCE OF TITLE. At Closing, Seller shall convey and transfer to Purchaser good and indefeasible title to the Real Property subject to the Permitted Exceptions, the Operating Agreements and the Leases. Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, all of which shall be deemed to be Permitted
Exceptions:

        (a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

        (b) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

        (c) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with SECTION 2.3 hereof (subject to the provisions of SECTION 2.5 hereof);

        (d) the rights of Hotel guests which occupy the Hotel or have a reservation for rooms, food and beverages, meetings and other customary Hotel uses relating to periods subsequent to the Closing Date; and

        (e) the rights of the tenants under the Leases.

2.5 RELEASE OF LIENS. Seller shall be obligated to remove as an exception (or cause Title Company to endorse over) any mortgage or other security instrument encumbering title to the Real Property to which Seller is a party, and any mechanics' liens filed as a result of work performed on the Real Property by persons engaged by Seller, and any liens encumbering title as a result of use, excise, sales, hotel or other taxes which are due and payable prior to Closing.

2.6 TITLE POLICY. At Closing, Seller shall direct the Title Company to issue an Owner Policy of Title Insurance ("TITLE POLICY") to Purchaser for the Purchase Price insuring that, upon Closing, Purchaser is the owner of indefeasible fee simple title to the Property subject only to the Permitted Exceptions, the Operating Agreements and the Leases, and with the standard printed exceptions modified as follows: (a) the exception for restrictive covenants shall either be deleted or shall list specific restrictions, (b) the exception for ad valorem taxes shall reflect only taxes for the current year and subsequent years, and subsequent assessments for prior years due to changes in land usage or ownership, and shall be endorsed "not yet due and payable", (c) there shall be no exception for "visible and apparent easements," for "public or private roads" or the like, (d) there shall be no exception for "rights of parties in possession," although there may be an exception for Leases specifically described in the Title Policy, and (e) any reference to submitting claims under the Title Policy to arbitration shall be deleted. To the extent that Purchaser desires that the standard survey exception in the Title Policy be modified or desires any other endorsement to the Title Policy, Purchaser shall be responsible for the payment of same.

                                  ARTICLE III
                                INSPECTION PERIOD

3.1 RIGHT OF INSPECTION. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on December 24, 2004 (the "INSPECTION PERIOD"), Purchaser shall, subject to the rights of the Manager under the Management Agreement, guests of the Hotel and the tenants under the Leases, have the right to make a physical inspection of the Real Property and to examine at such place or places at the Hotel or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller in connection with the operation, current maintenance and/or management of the Property ("PROPERTY INFORMATION"), including, without limitation, the Management Agreement, any Leases, the Operating Agreements, insurance policies, insurance claims history, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials, but excluding materials not directly related to the current maintenance and/or management of the Hotel (collectively, the "CONFIDENTIAL DOCUMENTS") such as, without limitation, Seller's financial projections, forecasts, budgets, appraisals, accounting and tax records, internal memoranda and reports and similar proprietary, elective or confidential information. Seller shall instruct Manager to (a) provide the Property Information to Purchaser to the extent the same is in Manager's possession, and
(b) make itself available for Purchaser to ask Manager questions regarding the Hotel. In no event shall Purchaser use any information obtained from Seller or otherwise obtained by Purchaser in connection with the potential purchase of the Property for any purpose other than evaluating the acquisition of the Hotel including, without limitation, for any use in connection with the ownership or operation of any other hotel property now or in the future owned in whole or in part by Purchaser or a related party. Purchaser shall keep all Property Information (to the extent not published by Seller as public knowledge or not otherwise available in the public domain) strictly confidential, provided that Purchaser may deliver copies of Property Information to its attorneys, accountants and other advisors in connection with the acquisition of the Property and to current and prospective lenders, investors and partners provided that such parties agree to maintain the confidentiality of such Property Information. Furthermore, notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be permitted to disclose such Property Information as may be recommended by Purchaser's legal counsel in order to comply with all financial reporting, securities laws and other legal requirements applicable to Purchaser, including any required disclosures to the Securities and Exchange Commission. Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four
(24) hours' prior written notice to Seller and, at the election of Seller, in the presence of such persons designated by Seller as Seller's representative and Manager, or their respective representatives. Such physical inspection shall not disturb Hotel guests nor unreasonably interfere with the use of the Property by Seller or Manager, or damage the Property in any respect. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Real Property, Purchaser shall restore the Property to a condition which is as near to its original condition as existed prior to any such inspections and/or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact Manager, any of its employees, or any other employees working at the Hotel, any guests of the Property, any party to an Operating Agreement, or any tenants under the Leases without in each instance obtaining Seller's prior written consent (which consent shall not be unreasonably withheld or delayed) and Purchaser shall not disrupt Seller's or Manager's or any tenant's or guest's activities on the Real Property. PURCHASER AGREES TO INDEMNIFY AGAINST, DEFEND, PROTECT AND HOLD SELLER HARMLESS FROM ANY CLAIM FOR LIABILITIES, COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED) DAMAGES OR INJURIES (INCLUDING WITHOUT LIMITATION PERSONAL INJURIES OR DEATH) ARISING OUT OF OR RESULTING FROM THE INSPECTION OF THE PROPERTY BY PURCHASER OR ITS AGENTS, EMPLOYEES OR CONTRACTORS, EVEN IF SUCH LIABILITIES, COSTS, EXPENSES, DAMAGES, OR INJURIES WERE CAUSED BY SELLER'S CONCURRENT NEGLIGENCE, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SUCH OBLIGATION TO INDEMNIFY, DEFEND, PROTECT AND HOLD HARMLESS SELLER SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Purchaser agrees (A) that prior to entering the Property to conduct any inspection, Purchaser shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver evidence satisfactory to Seller thereof), at no cost or expense to Seller, commercial general liability insurance from an insurer reasonably acceptable to Seller and licensed to do business in Texas in the amount of Two Million Dollars ($2,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, representatives or consultants in connection with any such tests and investigations, and (B) to keep the Property free from all liens and encumbrances. Purchaser's insurance may not be canceled or amended except upon thirty (30) days' prior written notice to Seller.

3.2 REQUIRED AUDIT. Purchaser has advised Seller that Purchaser must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X, Rule 3-14. Seller agrees to use reasonable efforts to cooperate with Purchaser's auditors in the preparation of such audited financial statements. Without limiting the generality of the preceding sentence (a) Seller shall, during normal business hours, allow Purchaser's auditors reasonable access to such books and records maintained by Seller (and Seller's manager of the Property) in respect of the Property as necessary to prepare such audited financial statements, (b) Seller shall use reasonable efforts to provide to Purchaser such financial information and supporting documentation as are necessary for Purchaser's auditors to prepare audited financial statements, (c) Seller will make available for interview by Purchaser and Purchaser's auditors the manager of the Property or other agents or representatives of Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property, and (d) if Seller has audited financial statements with respect to the Property, Seller shall promptly provide Purchaser's auditors with a copy of such audited financial statements. If after the Closing Date Seller obtains an audited financial statement in respect of the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Seller shall promptly provide Purchaser with a copy of such audited financial statement. Notwithstanding the foregoing, Seller's obligations under this SECTION 3.2 shall survive for a period not to exceed ninety (90) days after Closing, and Seller shall not incur any cost or expense in connection with Seller's cooperation under this SECTION 3.2.

3.3 SELLER DUE DILIGENCE MATERIALS. PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED AND IS FAMILIAR WITH ALL ENVIRONMENTAL, ENGINEERING, SOILS AND OTHER REPORTS REGARDING THE CONDITION OF THE PROPERTY LISTED ON
SCHEDULE 3.2 ATTACHED HERETO, AND (2) ANY REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER (COLLECTIVELY, THE "REPORTS") ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT PURCHASER'S SOLE RISK. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE. For purposes of this Agreement, the term "Seller Due Diligence Materials" shall mean the Reports, the Property Information and all other documents and materials provided or otherwise made available by Seller to Purchaser pursuant to SECTION 3.1 and the other provisions of this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by Purchaser based on the information in such documents or materials.

3.4 RIGHT OF TERMINATION. If for any reason whatsoever Purchaser determines that the Property or any aspect thereof is unsuitable for Purchaser's acquisition, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period, and if Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate (subject to the provisions of this SECTION 3.4 and any obligations which expressly survive termination). If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Initial Deposit shall be delivered promptly to Seller, and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall be deemed to have approved all aspects of the Property (except title and survey, which shall be governed by ARTICLE II hereof) and to have elected to proceed with the purchase of the Property pursuant to the terms hereof. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, the Earnest Money shall be deemed to be non-refundable, except as otherwise expressly set forth herein. If Purchaser terminates this Agreement pursuant to this SECTION 3.4 or if this Agreement terminates for any other reason whatsoever, Purchaser shall promptly return all Property Information to Seller without retaining any copies thereof. As consideration for holding the Property available for its purchase during the Inspection Period, Purchaser shall pay Seller $100 ("INDEPENDENT CONTRACT CONSIDERATION"), which Seller may retain even if this Agreement is terminated. The Independent Contract Consideration does not apply to the Purchase Price.

3.5 ESTOPPELS. Following the Effective Date, Seller shall deliver (i) an estoppel certificate in a commercially reasonable form to each tenant under the Leases for the benefit of Purchaser and its mortgage lender in respect of the Property, and (ii) an estoppel certificate in a commercially reasonable form to any owner of adjacent property that is party to the certain Access and Reciprocal Easement Agreement dated January 16, 1987, as listed on SCHEDULE 1.1(E), for the benefit of Purchaser and its mortgage lender in respect of the Property. Seller agrees to use reasonable efforts to obtain such estoppels for Purchaser; provided, however, that Purchaser's receipt of such estoppels shall not be a condition to Closing, and in no event shall the failure to obtain such estoppels constitute a default by Seller hereunder or otherwise entitle Purchaser to terminate this Agreement.

                                   ARTICLE IV
                                     CLOSING

4.1 TIME AND PLACE. Subject to the provisions of SECTION 4.6 AND 4.7 below, the consummation of the transaction contemplated hereby ("CLOSING"), as evidenced by the payment and release of the Purchase Price to Seller, shall occur on or before January 31, 2005 ("OUTSIDE CLOSING DATE") (with the actual date of Closing being referred to herein as the "CLOSING DATE"). The Closing shall occur through an escrow administered by Escrow

Agent with the Purchase Price and all documents (unless otherwise mutually agreed) shall be deposited with the Escrow Agent as escrowee. If requested by either party, a pre-closing shall be held one (1) business day prior to the scheduled Closing Date at a mutually agreeable location. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, SECTION 4.2 and SECTION 4.3, the performance of which obligations shall be concurrent conditions.

4.2 SELLER'S CLOSING OBLIGATIONS AND DELIVERIES. At Closing, Land Company or Operating Company, as applicable, shall, through Escrow Agent (provided that such items shall be delivered to Escrow Agent not later than one (1) business day prior to the scheduled Closing Date or, if applicable, at the pre-closing described in SECTION 4.1 above):

        (a) Execute and deliver to Purchaser a duly executed special warranty deed (the "DEED") in the form attached hereto as EXHIBIT B and made a part hereof conveying the Land;

        (b) Execute and deliver to Purchaser at least two (2) original counterparts of a bill of sale in the form attached hereto as EXHIBIT C and made a part hereof conveying the Personal Property and Consumable Inventory without warranty of title or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose;

        (c) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating Company's interest in the Operating Agreements (to the extent assignable, but specifically excluding the Use Agreement (as defined below)), the Bookings and the other Intangibles (other than the Existing Liquor Licenses) ("ASSIGNMENT OF CONTRACTS") in the form attached hereto as EXHIBIT D and made a part hereof;

        (d) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating Company's interest in any and all Leases in the form attached hereto as EXHIBIT E and made a part hereof;

        (e) Deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in SECTION 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under
        SECTION 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that
        (i) occurs between the Effective

        Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; PROVIDED, HOWEVER, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in SECTION 4.6(B). If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

        (f) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

        (g) Deliver to Purchaser an affidavit duly executed by Land Company stating that Land Company is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form attached hereto as EXHIBIT F and made a part hereof;

        (h) If not already delivered to Purchaser, deliver to Purchaser original or true copies of each of the Operating Agreements and the licenses and permits (other than the Existing Liquor Licenses), if any, in the possession of Seller or Seller's agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property. Purchaser shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller's need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing;

        (i) Deliver to the Escrow Agent an executed closing statement (the "CLOSING STATEMENT") consistent with this Agreement and in a customary form;

        (j) Deliver two (2) original copies of the Designation Agreement (defined below);

        (k) If the Property is in a water or utility district (as determined by Seller), deliver to Purchaser the "District Notice" in the form attached as EXHIBIT "H", fully executed and acknowledged by Seller;

        (l) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating Company's interest in that certain Use Agreement, dated January 16, 1987 and recorded in Volume 10069, Page 675 of the Real Property Records of Travis County, Texas (as the same may have been amended, modified or assigned, the "USE AGREEMENT") in the form attached hereto as EXHIBIT "I" ("ASSIGNMENT OF USE AGREEMENT");

        (m) Deliver possession of the Property to Purchaser at Closing subject only to the Permitted Exceptions, the Operating Agreements and the Leases; and

        (o) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.3 PURCHASER'S CLOSING OBLIGATIONS AND DELIVERIES. At Closing, Purchaser shall, through Escrow Agent (provided that such items shall be delivered to Escrow Agent not later than one (1) business day prior to the scheduled Closing Date or, if applicable, at the pre-closing described in SECTION 4.1 above):

        (a) Pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to SECTION 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

        (b) Join Seller in execution of (or deliver original executed counterparts of) the instruments described in clauses (c), (d), (i),
        (j), (k), (l), and (m) of SECTION 4.2 above;

        (c) Deliver to Seller a certificate, dated as of the date of Closing and executed on behalf of Purchaser by a duly authorized officer thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the date of Closing;

        (d) Deliver to Seller such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

        (e) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4     CREDITS AND PRORATIONS.

        (a) The following shall be apportioned with respect to the Property, as set forth in greater detail in SECTION 4.4(B) below, as of 12:01 a.m., on the Closing Date (the "CUT-OFF TIME"), as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

                (i) taxes (including personal property taxes on the Personal Property and Consumable Inventory) and assessments levied against the Property;

                (ii)    payments under the Operating Agreements;

                (iii) water, gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (but subject to later readjustment as set forth below);

                (iv) all Receivables including, without limitations, receivables accrued in connection with hotel reservations, the use of guest rooms, banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing);

                (v) All fixed monthly rent, additional rent, escalation rent and other sums payable under any Lease or similar agreement for use of space at the Hotel (collectively, "RENT") in accordance with SECTION 4.4(B)(XII) below;

                (vi)    advance deposits;

                (vii)   operational and/or occupancy taxes;

                (viii) charges and fees paid or payable for licenses and permits transferred by Seller to Purchaser; and

                (ix) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller for comparable hotel properties including, without limitation, any prepaid expenses.

        (b) Notwithstanding anything contained in the foregoing provisions:

                (i) At Closing, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Operating Agreement, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits.

                (ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within thirty
                (30) business days after the tax bill for the current year is received. Seller retains the right to commence, continue and settle any proceeding to contest any taxes for any taxable period which encompasses any period prior to the date of the Closing, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

                (iii) Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

                (iv) As to gas, electricity and other utility charges referred to in SECTION 4.4(A)(III) above, Seller may, on notice to Purchaser, elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing.

                (v) As of the date immediately prior to the date of Closing, Seller and Purchaser shall jointly conduct or cause the Manager to conduct an inventory of all usable Unopened Inventory and shall deliver a written report thereon to Seller and Purchaser. Such report shall reflect the value of the Unopened Inventory at the acquisition cost thereof (on a first in, first out basis) and shall be certified by Manager to Seller and Purchaser as accurately reflecting all Unopened Inventory at the Hotel and the acquisition cost thereof. On account of Purchaser's purchase of the Unopened Inventory, Seller shall receive a credit at Closing in an amount equal to the total value of the usable Unopened Inventory as reflected in such inventory.

                (vi) At Closing, Seller shall receive (or receive a credit in an amount equal to) all revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel up until the Cut-Off Time.

                (vii) Revenues from the Hotel guest rooms (other than those set forth in clause (x) below) occupied on the evening immediately preceding the date of Closing, including any sales taxes, room taxes and other taxes charged to guests in such rooms with respect to the evening immediately preceding the date of Closing shall be divided equally between Seller and Purchaser (where a complete meeting package ("CMP") guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that Manager records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be allocated between Seller and Purchaser based on when orders for the same were received, with orders originating prior to the Cut-Off Time being allocable to Seller, and orders originating after the Cut-Off Time being allocable to Purchaser. All revenues from restaurants and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence, and Seller shall cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. The foregoing amounts are referred to collectively as "GUEST REVENUES". Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even though such revenues were generated two (2) hours after the Cut-Off Time.

                (viii) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (ii) multi-day functions being allocated between Seller and Purchaser according to when the event commences and is scheduled to end. The foregoing amounts are referred to collectively as "CONFERENCE REVENUES."

                (ix) Purchaser shall receive a credit at Closing in an amount equal to one hundred percent (100%) of all advance deposits and payments that shall have been received by or credited to Seller prior to the Cut-Off Time on account of reservations for use or occupancy of the Property after the Cut-Off Time.

                (x) To the extent not actually collected by Seller or Manager prior to the Cut-Off Time, all Guest Revenues and Conference Revenues allocated to Seller hereunder and not paid in cash prior to the Cut-Off Time including Seller's city ledger, guest ledger and any other receivable ledgers shall together constitute Receivables hereunder and shall be purchased by Purchaser at Closing. On account of Purchaser's purchase of the Receivables, Seller shall receive a credit at Closing in an amount equal to (A) 90% of the amount set forth on the Hotel's "city ledger", and (B) 100% of the amount set forth on the Hotel's "guest ledger" and any other receivable ledgers, as apportioned between Seller and Purchaser in accordance with this SECTION 4.4. After Closing, Purchaser shall have the exclusive right to collect all Receivables, and Seller shall have no further rights or interests therein. Purchaser shall have no right to any adjustment to the prorations with respect to the Receivables on or after Closing, for inability to collect outstanding Receivables or otherwise.

                (xi)    Rent shall be prorated as of the Closing Date.

                (xii) Purchaser shall be entitled to a credit for all unapplied and refundable security and other Deposits retained by Seller as of the Closing Date with respect to any Leases at the Hotel.

                (xiii) Seller shall be responsible for all wages and other amounts owed to Manager's employees at the Property relating to the period prior to the Cut-Off Time (provided that Seller shall be entitled to make payments directly to employees in lieu of prorating such payments at Closing), including, without limitation, severance pay, vacation pay and other accrued employee benefits, if any, with respect to such employees (it being agreed that the Management Agreement shall be terminated as of the Closing Date and that Purchaser shall have the right to hire its own staff of on-site employees to work at the Hotel).

                (xiv)   Intentionally Omitted.

                (xv) The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes. For purposes of this Agreement, all of such taxes (expressly excluding taxes and assessments covered elsewhere in this SECTION 4.4 or in SECTION 4.5 or corporate franchise taxes, and federal, state and local income taxes) shall be allocated between Seller and Purchaser such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period after the Cut-Off Time shall be allocable to Purchaser (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Seller shall be solely responsible for payment of such taxes with respect to the period prior to the Cut-Off Time, and Purchaser shall be solely responsible for payment of such taxes with respect to the period after the

                Cut-Off Time; provided, that, the parties may make an estimate of the amount of Seller's share of such taxes accrued but not paid up to the Cut-Off Time and credit the amount so estimated to Purchaser at Closing, and in such case, to the extent of such credit, Purchaser shall be responsible for the payment of such taxes when due after the date of Closing and Seller shall not be liable for the amount of such taxes so credited to Purchaser; and provided further, that to the extent reasonably possible, the parties shall ascertain the amounts of such taxes allocable to Seller within the 90-day period following the date of Closing (concurrently with their determination of the amounts of the revenues allocable to Seller pursuant to SECTION 4.4(B)(XI) hereof), and if the parties shall agree on the amount thereof, Purchaser may deduct Seller's share of such taxes from the amounts of revenues payable to Seller (and Seller shall not be further liable for the taxes so deducted) and, if the amount due Purchaser exceeds the revenues payable to Seller, Seller shall promptly pay any excess to Purchaser. If the parties are unable to agree on such amounts, the dispute thereon shall be resolved by the Outside Accountant as provided in SECTION 4.4(E) below.

                (xvi) Seller shall receive a credit at Closing in an amount equal to the balance of the House Bank Funds as of the Cut-Off Time, as established by the parties pursuant to SECTION 4.4(D) below.

                (xvii) Purchaser shall (A) honor all outstanding gift certificates, coupons, vouchers or other writings issued by Seller that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount as for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, "VOUCHERS") and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date regardless of any purported expiration, (B) receive a credit against the Purchase Price payable at Closing for all Vouchers as set forth in SCHEDULE 4.4(B)(XVII) attached hereto and incorporated herein by this reference, as updated pursuant to a certification of Seller at Closing, and (C) INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITIES, COSTS AND EXPENSES ARISING OUT OF THE VOUCHERS FROM AND AFTER THE CLOSING DATE. Notwithstanding the foregoing provisions, Purchaser shall have no liability for any Vouchers not set forth in SCHEDULE 4.4(B)(XVII), it being agreed that Seller shall remain liable for the same. The provisions of this
                SECTION 4.4(B) (XVII) shall survive the Closing without limit.

        (c) APPORTIONMENT CREDIT. In the event the apportionments to be made at the Closing result in a credit balance (i) to Purchaser, such sum shall be paid (at

        Seller's option) at the Closing by giving Purchaser a credit against the Purchase Price in the amount of such credit balance, or (ii) to Seller, Purchaser shall pay the amount thereof to Escrow Agent, to be delivered to Seller at Closing together with the net proceeds of the Purchase Price by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Balance. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Purchaser shall pay and discharge the same.

        (d) CLOSING STATEMENT; POST-CLOSING ADJUSTMENTS. The accounting staff of Seller ("SELLER'S ACCOUNTANTS") and the accounting staff of Purchaser ("PURCHASER'S ACCOUNTANTS") shall jointly make such inventories, examinations and audits of the Property, and of the books and records pertaining to the Property, as Seller's Accountants and Purchaser's Accountants may deem necessary to make the adjustments and prorations required under this SECTION 4.4, or under any other provisions of this Agreement. All such adjustments and prorations shall be made in accordance with the provisions of this Agreement and, to the extent not in conflict with the express provisions of this Agreement, otherwise in accordance with generally accepted accounting principles ("GAAP"). Based upon the results thereof, Seller will prepare and deliver to Purchaser for its review and approval prior to Closing a statement of prorations (the "PRORATIONS STATEMENT") which shall (i) contain the best estimate of Seller's Accountants of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement and (ii) following approval by Purchaser's Accountants, be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. The Prorations Statement as approved by Seller and Purchaser shall be binding and conclusive on all parties hereto to the extent of the items covered by the Prorations Statement, except (A) where this Agreement expressly provides for further adjustment of such amounts after Closing, and (B) as otherwise provided in SECTION 4.4(E) below.

        (e) DELAYED ADJUSTMENT; DISPUTES. Except for prorations for real estate taxes and other assessments, which shall be adjusted within twenty (20) business days of receipt of the tax bill for the tax year in which the Closing occurs, Purchaser and Seller shall make a one time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing, and the party in whose favor the original incorrect adjustment or error was made ("ADJUSTING PARTY") shall promptly pay to the other party ("REQUESTING PARTY") the sum necessary to correct such prior incorrect adjustment or error. Notwithstanding any provision of this Agreement to the contrary, all items required to be adjusted pursuant to this SECTION 4.4 shall be adjusted within ninety (90) days of Closing (except real estate taxes, which shall be re-adjusted within the period set forth above), and such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made.

        (f) RESOLUTION OF DISPUTES. Subject to SECTION 4.4(E) above, within ten
        (10) business days after receipt of written notice of any such adjustment from the Requesting Party to the Adjusting Party, the Adjusting Party shall either (i) pay to the Requesting Party the amount of such excess credit, or (ii) notify the Requesting Party in writing that it disputes the adjustment being claimed. In the case of a dispute, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is ten (10) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, but not to exceed ninety (90) days after Closing, then the parties shall submit such dispute to Deloitte & Touche, LLP ("OUTSIDE ACCOUNTANTS"), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made

        (g) The provisions of this SECTION 4.4 shall survive Closing.

4.5 CLOSING COSTS. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) one-half (1/2) of the fees for recording the Deed, (c) the basic premium for the Title Policy of Purchaser, (d) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent, and
(e) any amount due to Jones Lang LaSalle Hotels ("JLL"), pursuant to a written agreement between Seller and JLL. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) any costs associated with the Title Policy in excess of the base premium, including without limitation the cost of any endorsements or deletions and the additional premium for deletion of the standard survey exception to the Title Policy, and the cost of any title insurance provided to Purchaser's lender, (iii) one-half (1/2) of the fees for recording the Deed, (iv) the cost of the Survey, (v) all bulk sales taxes, sales tax on the sale of the Personal Property (or any part thereof) and the Consumable Inventory (or any part thereof) and any other taxes attributable to the sale of the Personal Property or the Property, and (vi) one-half (1/2) of any escrow fees charged by the Escrow Agent. All other costs and expenses incident to this transaction and the closing thereof shall be paid in a manner consistent with custom for similar transactions in Travis County, Texas. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party's default, such defaulting party shall pay all escrow and title cancellation fees charged in connection with such cancellation.

4.6 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

        (a) Seller shall have delivered to Purchaser or deposited with Escrow Agent all of the items required to be delivered to Purchaser or deposited with Escrow Agent pursuant to the terms of this Agreement.

        (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

        (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

4.7 CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

        (a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

        (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement.

        (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

        (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

4.8 FAILURE OF WAIVER OF CONDITIONS PRECEDENT. In the event any of the conditions set forth in SECTIONS 4.6 or 4.7 are not fulfilled or waived on or before the Outside Closing Date, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party benefited by a condition set forth in SECTIONS 4.6 and 4.7 above may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition. The consent of Seller or Purchaser, as the case may be (the "WAIVING PARTY"), to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions benefiting of the Waiving Party, and any liability on the part of the non-Waiving Party for breaches of representations and warranties of which the Waiving Party had knowledge as of the Closing.

4.9     ALCOHOLIC BEVERAGE LICENSE.

        (a) Purchaser acknowledges that Seller (or Seller's affiliate) is the owner of the current alcoholic beverage license(s) for the Hotel (collectively, the "EXISTING LIQUOR LICENSES"). Seller shall not transfer the Existing Liquor Licenses or the subsidiary entity that owns the Existing Liquor Licenses to Purchaser. Instead, Purchaser shall be solely responsible for obtaining any and all necessary licenses entitling Purchaser to sell alcoholic beverages at the Hotel. Moreover, in no event shall Seller be required to transfer to Purchaser any alcoholic beverage inventory which is located at or held for use in the Hotel unless and until Purchaser has obtained a valid and effective license entitling Purchaser to sell alcoholic beverages at the Hotel.

        (b) Promptly following the Effective Date, Purchaser shall file all necessary applications and supporting materials with the Texas Alcoholic Beverage Commission as may be required to obtain a permanent or temporary liquor license for the Hotel, and shall diligently pursue the issuance of such liquor license. Even if new liquor licenses have not been issued, Purchaser's obligation to close the purchase of the Hotel shall not be excused or delayed or in any other way be affected thereby, the Purchase Price for the Property shall not be reduced and Seller shall have no additional obligation as a result thereof.

4.10 DESIGNATION AGREEMENT. On or before the Closing Date, Seller and Purchaser shall each execute an original counterpart of a Designation Agreement, substantially in the form of EXHIBIT G attached hereto, which Designation Agreement names the Title Company as the "Reporting Person" under SECTION 6045(E) of the Internal Revenue Code (the "DESIGNATION AGREEMENT").

4.11 DISBURSEMENTS AND OTHER ACTIONS BY ESCROW AGENT. Upon the Closing, Escrow Agent shall promptly undertake all of the following in the following order and manner:

        (a) Cause the Deed and any other documents which the parties hereto may mutually direct to be recorded in the Real Property Records of Travis County, Texas;

        (b) Disburse to Seller from funds deposited by Purchaser with Escrow Agent towards payment of all items (including, without limitation, the Purchase Price) chargeable to the account of Purchaser;

        (c) Deliver to Seller a fully executed original of the instruments described in clauses (c), (d), (i), (j),(k) and (l) of SECTION 4.2 above and clauses (c), (d) and (f) of SECTION 4.3 and a conformed copy of the recorded Deed and Assignment of Use Agreement;

        (d) Deliver to Purchaser a fully executed original of the instruments described in clauses (b), (c), (d), (e), (g), (i), (j) (k) and (l) of SECTION
4.2 above and a conformed copy of the recorded Deed and Assignment of Use Agreement;

        (e) Direct the Title Company to issue the Title Policy to Purchaser; and

        (f) File the Designation Agreement.

                                   ARTICLE V
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

        (a) ORGANIZATION AND AUTHORITY. Each of Land Company and Operating Company has been duly organized and is validly existing under the laws of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

        (b) PENDING ACTIONS. To Seller's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment or proceeding pending against Seller, which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

        (c) LEASES. Except as otherwise disclosed in the Reports, the Property Information or the due diligence materials provided to Purchaser, the list of Leases attached hereto as SCHEDULE 1.1(H) is accurate in all material respects and lists all Leases currently affecting the Hotel, and Seller has delivered (or otherwise made available to Purchaser) a true and correct copy of such Leases Except for the Leases, to Seller's knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Property.

        (d) NO VIOLATIONS. To Seller's knowledge, Seller has not received prior to the Effective Date (i) any written notification from any governmental or public authority (A) that the Hotel is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated, or (B) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated, or (ii) any written notification from any party that the Hotel is in violation of any restrictive covenant in respect of the Property.

        (e) CONDEMNATION. To Seller's knowledge, no condemnation proceedings relating to the Real Property are pending.

        (f) ENVIRONMENTAL MATTERS. Except as set forth in the Reports, copies of which have been delivered to Purchaser or as otherwise disclosed to Purchaser, to Seller's knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any material violations of environmental statutes, ordinances or regulations affecting the Property.

        (g) OCCASIONAL SALES EXEMPTION. The purchase and sale of the Property falls within the occasional sale exemption provided under Section 151.304(a) and (b)(2) of the Texas Tax Code.

        (h) ERISA. Seller represents that no "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, and no "plan" as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended ("CODE"), has an interest in the Property except as follows: State of Wisconsin Investment Board, Lend Lease Investments Holdings, Inc., SBC Master Pension Trust, School Employees Retirement Board of Ohio, Kodak Retirement Income Plan, Pew Memorial Trust, National Grid USA, Citigroup Pension Plan, United Parcel Service Retirement Plan, Eastman Retirement Assistance Plan, J.H. Pew Freedom Trust, Mabel Pew Trust, J.N. Pew, Jr. Trust, YCPGP II, Inc.

        (i) PATRIOT ACT COMPLIANCE. Neither Seller nor any individual or entity having an interest in Seller is a person or entity described by SECTION 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

5.2 KNOWLEDGE DEFINED. For purposes of this Agreement, "KNOWLEDGE" means (a) with respect to Seller, the actual knowledge of Jill Johnson (provided that, in no event shall such individual have any personal liability arising under this Agreement), without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its affiliates (it being agreed that Seller has represented to Purchaser that the foregoing person is the employee of Seller (or an affiliate of Seller) most directly responsible for asset management of the Property, and (b) with respect to Purchaser, (i) the actual knowledge of Jon Dooley (provided that, in no event shall such individual have any personal liability arising under this Agreement) and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (ii) any matter disclosed in any exhibits or schedules to this Agreement, (iii) any matter disclosed in any of the Reports, the Property Information or the due diligence materials provided to Purchaser or any other documents or materials provided by Seller or its agents to Purchaser prior to Closing, and (iv) any matter disclosed by Purchaser's inspections or investigations of the Property. For the purposes of this definition, the term "ACTUAL KNOWLEDGE" means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

5.3 SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in SECTION 5.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with SECTION 4.2(E) hereof, shall survive Closing for a period of six (6) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable unless each of the following are satisfied: (a) the breach in question results from or is based on a condition, state of facts or other matter that was not known to Purchaser prior to Closing, (b) the valid claims for all such breaches, if any, collectively aggregate more than One Hundred Thousand Dollars ($100,000), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said six (6) month period and an action shall have been commenced by Purchaser against Seller within forty-five (45) days after the termination of the survival period provided for above in this SECTION 5.3 (except that if Purchaser is seeking recovery from any third party as provided in the following sentence, Purchaser shall only be required to provide written notice to Seller within the six (6) month period and shall not be required to commence an action against Seller to preserve its claims). Purchaser agrees to first seek recovery under any insurance/title policies, the Leases and the Operating Agreements prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies or agreements. As used herein, the term "CAP" shall mean the total aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000). In no event shall (i) Seller's aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement (as modified by any certificate to be delivered by Seller at Closing pursuant to SECTION 4.2(E) hereof), or any other claim whatsoever by Purchaser against Seller hereof exceed the amount of the Cap, or (ii) Seller be liable for any consequential or punitive damages.

5.4     COVENANTS OF SELLER. Seller hereby covenants with Purchaser as follows:

        (a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Hotel in a manner generally consistent with the manner in which Seller has operated and maintained the Hotel prior to the date hereof; provided, however, that Purchaser acknowledges that Seller's ability to control the operation of the Hotel is limited by the terms of the Management Agreement.

        (b) From the Effective Date hereof until Closing or the earlier termination of this Agreement, Seller use commercially reasonable efforts to perform its material obligations under the Management Agreement, the Operating Agreements and other agreements that may affect the Property; provided, however, that Purchaser acknowledges that Seller's ability to control the actions of the Manager in respect of the foregoing matters is limited by the terms of the Management Agreement.

        (c) So long as this Agreement remains in effect, Purchaser will be allowed access to the Property and the books and records related to the Property under the terms and conditions set forth in ARTICLE III hereof.

        (d) Subject to SECTION 5.4(I) below, prior to the Closing Date, Seller shall not, without the written consent of Purchaser, execute any agreement (or any modification to an existing agreement) in respect of the Property that would be binding on Seller or the Property after the Closing Date. Purchaser shall not unreasonably withhold its consent to any agreement or modification proposed by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt of any agreement or modification of either its approval or disapproval thereof. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day period set forth in the preceding sentence, Purchaser shall be deemed to have approved such agreement or modification.

        (e) Seller will use reasonable efforts (without the obligation to incur any cost or expense) to cooperate with Purchaser in Purchaser's efforts to obtain any new licenses (including, without limitation, a liquor license) required to be obtained by Purchaser in order for Purchaser to continue to operate the Hotel in the manner that Seller operated same prior to Closing. If Purchaser has not obtained any such license as of the Closing Date, Seller will, at the request of Purchaser and if allowed by applicable law, allow the Hotel to be operated temporarily under the license held by Seller (or any affiliate or agent of Seller) until Purchaser obtains its own license. Purchaser shall (i) indemnify Seller (or the applicable affiliate or agent of Seller) for any loss or expense incurred as the result of the temporary use of any such license by or for the benefit of Purchaser, and (ii) cause Seller (or any applicable affiliate of Seller) to be named as an insured on Purchaser's liability insurance, which shall be reasonably satisfactory to Seller.

        (f) None of the Personal Property shall be removed from the Property, unless replaced by personal property of equal or greater utility and value.

        (g) Seller will pay all bills and invoices for labor, goods, materials and services with respect to the Property required to be paid by Seller in the ordinary course of business prior to Closing.

        (h) With respect to the termination of employees, Seller and/or Manager shall provide such employees with notice of the pending sale of the Property pursuant to the Worker Adjustment and Retraining Notification Act, as set forth in ss. 29 U.S.C. 2101, et seq., as well as the rules and regulations thereto.

        (i) Notwithstanding any provision of this SECTION 5.4 to the contrary, Purchaser acknowledges and agrees that all of Seller's covenants herein are expressly made subject to the terms and conditions of the Management Agreement and that Manager may have the right to unilaterally take the above actions without requesting Seller's consent pursuant to the terms of the Management Agreement.

5.5 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller:

        (a) ERISA. Based upon Seller's representation in Section 5.1(h), Purchaser represents that, with respect to each source of funds to be used by Purchaser to purchase the Property (respectively, the "SOURCE"), at least one of the following statements shall be accurate as of the Closing Date: (a) the Source does not include the assets of (i) an "employee benefit plan" as defined in Section 3(3) of ERISA which is subject to Title I of ERISA, or (ii) a "plan" as defined in Section 4975(a) of the Code, or (ii) the Source includes the assets of (A) an "employee benefit plan" as defined in Section 3(3) of ERISA or (B) a "plan" as defined in Section 4975 of the Code, but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        (b) ORGANIZATION AND AUTHORITY. Purchaser has been duly organized and is validly existing under the laws of Delaware. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so, and this Agreement is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

        (c) PENDING ACTIONS. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

        (d) PATRIOT ACT COMPLIANCE. Neither Purchaser nor any individual or entity having an interest in Purchaser is a person or entity described by SECTION 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

5.6 SURVIVAL OF PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in SECTION 5.5(A) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of six (6) months.

5.7     COVENANTS OF PURCHASER.

        (a) In connection with its investigation of the Property, Purchaser may at its election (but subject to the limitations of SECTION 3.1 above) inspect the Property for the presence of Hazardous Substances (as defined below), and in such event shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller and releases Seller from all liability arising from the presence of Hazardous Substances on the Property. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act ("ADA"), 42 U.S.C. ss.12101, ET SEQ., if applicable). As used herein, "HAZARDOUS SUBSTANCES" means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as "CERCLA"), as amended, the Superfund Amendments and Reauthorization Act (commonly known as "SARA"), the Resource Conservation and Recovery Act (commonly known as "RCRA"), or any other federal, state or local legislation or ordinances applicable to the Property.

        (b) All baggage or other property of guests of the Hotel which has been checked with or left in the care of Seller and remains in Seller's care as of the Cutoff Time shall be inventoried and tagged jointly by Seller and Purchaser. Purchaser shall be responsible from and after the Cut-Off Time for all baggage listed in such inventory and for any baggage checked after the Cut-Off Time. PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS

        THE SELLER AGAINST ANY CLAIMS, LOSSES OR LIABILITIES IN CONNECTION WITH SUCH BAGGAGE AND PROPERTY ARISING OUT OF THE ACTS OR OMISSIONS OF PURCHASER FROM AND AFTER THE CLOSING DATE. SELLER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS PURCHASER AGAINST ALL CLAIMS, LOSSES AND LIABILITIES WITH RESPECT TO SUCH BAGGAGE AND PROPERTY ARISING OUT OF THE ACTS OR OMISSIONS OF THE SELLER PRIOR TO THE CLOSING DATE. The provisions of this SECTION 5.7(B) shall survive the Closing, the execution and delivery of all documents under this Agreement and the payment of the Purchase Price.

        (c) As of the Closing Date, Seller shall deliver to Purchaser a list of all guests of the Hotel maintaining items in safe deposit boxes, all keys in the possession of Manager or Seller to the safe deposit boxes on the Property and all receipts and agreements relating to such safe deposit boxes. On or before the date of Closing, Seller will send written notice to guests on the Property who have safe deposit boxes, advising them of the sale of the Property to Purchaser. PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER AGAINST ANY CLAIMS, LOSSES OR LIABILITIES IN CONNECTION WITH SUCH SAFE DEPOSIT BOXES ARISING OUT OF THE ACTS OR OMISSIONS OF PURCHASER FROM AND AFTER THE CLOSING DATE. SELLER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS PURCHASER AGAINST ALL CLAIMS, LOSSES AND LIABILITIES WITH RESPECT TO SUCH SAFE DEPOSIT BOXES ARISING OUT OF THE ACTS OR OMISSIONS OF THE SELLER PRIOR TO THE CLOSING DATE. The provisions of this SECTION 5.7(C) shall survive the Closing, the execution and delivery of all documents under this Agreement and the payment of the Purchase Price.

        (d) Purchaser shall honor (and shall cause the Manager or any successor manager to honor) all reservations at the Hotel, or for any related conference, banquet, or meeting space or any other facilities, made through or in connection with the Hotel prior to the Cut-Off Time for periods on or after the date of Closing.

                                   ARTICLE VI
                                     DEFAULT

6.1 DEFAULT BY PURCHASER. If Purchaser defaults for any reason under this Agreement, Seller shall be entitled, as its sole remedy (without limiting Seller's rights under SECTION 10.18 below), to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. Nothing contained in this SECTION 6.1 shall limit or prevent Seller from (a) asserting any claims against Purchaser for attorneys' fees and other amounts under SECTION 10.18 below, or (b) enforcing any indemnity obligation of Purchaser under this Agreement or preclude Seller from obtaining a damage award in connection therewith, or (c) enforcing Purchaser's other obligations and liabilities which survive a termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to exercise its remedies under this SECTION 6.1 for a Purchaser default unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser default, and the Purchaser has not cured the same within five
(5) days after the Purchaser's receipt of such notice (the "PURCHASER CURE PERIOD"), in which case the Closing shall be postponed until the date which is five (5) days after the expiration of the Purchaser Cure Period; provided, however, that Purchaser shall have no such right to cure for failure to timely deliver the Earnest Money.

6.2 DEFAULT BY SELLER. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, or if Seller otherwise defaults under this Agreement, Purchaser shall be entitled, as its sole remedy (without limiting Purchaser's rights under SECTION 10.18 below), either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. Nothing contained in this SECTION 6.2 shall limit or prevent Purchaser from (a) asserting any claims against Seller for attorneys' fees and other amounts under SECTION 10.18 below, or (b) enforcing Seller's other obligations and liabilities which survive a termination of this Agreement.

6.3 SELLER'S RIGHT TO CURE DEFAULTS. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under SECTION 6.2 for a Seller default unless Purchaser has provided written notice to the Seller specifying in reasonable detail the nature of the Seller default, and the Seller has not cured the same within five (5) days after the Seller's receipt of such notice (the "SELLER CURE PERIOD"), in which case the Closing shall be postponed until the date which is five (5) days after the expiration of the Seller Cure Period.

                                  ARTICLE VII
                                  RISK OF LOSS

7.1 MINOR DAMAGE. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, assigns to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 MAJOR DAMAGE. In the event of a "major" loss or damage, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Purchaser. If Purchaser fails to deliver notice of termination of this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 DEFINITION OF "MAJOR" LOSS OR DAMAGE. For purposes of SECTIONS 7.1 and 7.2, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than ten percent (10%) of the Purchase Price, and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

                                  ARTICLE VIII
                                  COMMISSIONS

8.1 BROKERAGE COMMISSIONS. Other than JLL, Seller and Purchaser represent and warrant to each other that neither party has engaged any agent, broker, or other similar party who may be entitled to file a lien against the property under Chapter 62 of the Texas Property Code in connection with this transaction. EACH PARTY AGREES THAT SHOULD ANY CLAIM BE MADE FOR BROKERAGE COMMISSIONS OR FINDER'S FEES BY ANY BROKER, AGENT, OR OTHER SIMILAR PARTY WHO MAY BE ENTITLED TO FILE A LIEN AGAINST THE PROPERTY UNDER CHAPTER 62 OF THE TEXAS PROPERTY CODE THROUGH OR ON ACCOUNT OF ANY ACTS OF SAID PARTY OR ITS REPRESENTATIVES, SAID PARTY WILL INDEMNIFY AND HOLD THE OTHER PARTY FREE AND HARMLESS FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, COST, DAMAGE AND EXPENSE IN CONNECTION THEREWITH. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.

                                   ARTICLE IX
                             DISCLAIMERS AND WAIVERS

9.1 NO RELIANCE ON DOCUMENTS. Except as expressly set forth in SECTION 5.1 above, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby including. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2 DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 ABOVE, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO

HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING WITHOUT LIMITATION THE PRESENCE OR ABSENCE OF ANY LANDFILL), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS". PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES,

LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.

        The waivers and releases set forth in Section 5.7(a) and in the immediately preceding paragraph include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser's waiver or release of Seller.

9.3 REPAIRS, RESERVES, AND CAPITAL EXPENDITURES. Purchaser acknowledges that and agrees that (a) Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefore, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Purchase Price at Closing in the event capital expenditures actually made at the Hotel for 2004 are less than the budgeted amount as of the date of the Closing.

9.4 EFFECT AND SURVIVAL OF DISCLAIMERS. Seller and Purchaser agree that the provisions of this ARTICLE IX shall survive Closing.

                                   ARTICLE X
                                  MISCELLANEOUS

10.1 CONFIDENTIALITY. Prior to Closing, except as may be required by law, (a) each of Seller and Purchaser agrees to maintain the confidentiality of the terms and provisions of this Agreement and (b) Purchaser agrees to maintain the confidentiality of all information respecting the Property (including the terms and provisions of this Agreement) received from Seller, Seller's employees or agents or from Purchaser's inspections; provided, however, that (i) the foregoing covenants shall not be applicable to any information published by Seller as public knowledge or otherwise available in the public domain; (ii) Purchaser shall be permitted to disclose such information to its employees, consultants, attorneys and/or agents, partners, lenders, investors, and others retained in connection with this transaction provided such third parties agree to similarly maintain the confidentiality of such information; and (iii) Purchaser shall be permitted to disclose such information as may be recommended by Purchaser's legal counsel in order to comply with all financial reporting, securities laws and other legal requirements applicable to Purchaser, including any required disclosures to the Securities and Exchange Commission. After the Closing, neither Seller nor Purchaser shall not make any general public statements or news releases, or any statements that may become public, regarding this transaction except with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Purchaser's and Seller's obligations under this Section shall survive Closing or the earlier termination of this Agreement.

10.2 DISCHARGE OF OBLIGATIONS. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing..

10.3 ASSIGNMENT. Purchaser may not assign its rights under this Agreement to anyone other than an Affiliate (as hereinafter defined) without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion. In the event Purchaser intends to assign its rights hereunder,
(a) Purchaser shall send Seller written notice of its request at least two (2) business days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, and (b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. Notwithstanding the foregoing provisions, Purchaser may assign its rights under this Agreement to an Affiliate without the prior written consent of Seller. For purposes of this SECTION 10.3, the term "AFFILIATE" shall mean: (i) an entity that controls, is controlled by, or is under common control with Purchaser, (ii) any partnership in which Purchaser or Purchaser's controlling member is the general partner, (iii) any fund or entity sponsored by Purchaser, or (iv) any entity that retains Purchaser (or an Affiliate of Purchaser) to manage the Property. The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.

10.4 NOTICES. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses
(a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

IF TO SELLER:

Yarmouth Capital Partners II
c/o Morgan Stanley
3424 Peachtree Rd., Suite 800
Atlanta, GA  30326
Attention: Bo Reddic
Facsimile No.: (404) 848-8902

WITH A COPY TO:

Morgan Stanley US RE Investing Division
440 South LaSalle Street
One Financial Place, Floor 37
Chicago, IL 60605
Facsimile No.: (312) 706-4697
Attention: Jill Johnson

WITH A COPY TO:

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention: Alan Weakland, Esq.
Facsimile no. (213) 996-3241

IF TO PURCHASER:

Harvard Property Trust, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas  75001
Attention:  Mr. Jon Dooley
Facsimile no. (214) 655-1610

WITH A COPY TO:

Powell & Coleman, L.L.P.
8080 N. Central Expressway, Suite 1380
Dallas, Texas  75206
Attention: Patrick M Arnold
Facsimile no. (214) 890-7108

10.5 MODIFICATIONS. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.6 CALCULATION OF TIME PERIODS; TIME IS OF THE ESSENCE. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time where the Land is located. Time is of the essence of this Agreement.

10.7 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits, the Schedules and any confidentiality agreement executed by Purchaser, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.9 FURTHER ASSURANCES. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this SECTION 10.9 shall survive Closing.

10.10 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, telecopied or facsimile signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.11 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.12 APPLICABLE LAW. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE LAND IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.13 NO THIRD PARTY BENEFICIARY. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.14 EXHIBITS AND SCHEDULES. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

         EXHIBIT A              -  Legal Description of the Land
         EXHIBIT B              -  Deed
         EXHIBIT C              -  Bill of Sale
         EXHIBIT D              -  Assignment and Assumption of Operating
                                   Agreements and Intangibles
         EXHIBIT E              -  Assignment and Assumption of Leases
         EXHIBIT F              -  FIRPTA Certificate
         EXHIBIT G              -  Designation Agreement
         EXHIBIT H              -  District Notice
         EXHIBIT I              -  Assignment of Use Agreement
         SCHEDULE 1.1(E)        -  List of Operating Agreements
         SCHEDULE 1.1(H)        -  List of Leases
         SCHEDULE 3.2           -  Property Reports
         SCHEDULE 4.4(B)(XVII)  -  Gift Certificates/Vouchers

10.15 CAPTIONS. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.16 CONSTRUCTION. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

10.17 TERMINATION OF AGREEMENT. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.18 ATTORNEYS' FEES. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in addition to any other relief awarded by the court.

10.19 WAIVER OF JURY TRIAL. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or INCIDENTAL to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

10.20 NO WAIVER. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.21 NO RESERVATION OF PROPERTY. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller. Purchaser understands and agrees that Seller shall have the right to continue to market the Property and/or to negotiate with other potential purchasers of the Property until the delivery of a fully executed copy of this Agreement to Seller and the satisfaction or waiver in writing of all conditions to the obligations of Purchaser under this Agreement.

10.22 NO RECORDATION. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.

10.23 LIABILITY UNDER DEED. Purchaser agrees that if Purchaser has any right or claim against Seller pursuant to the warranties in the Deed, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the Title Policy prior to bringing any claim or action against Seller in respect of such warranties.

10.24 LIKE-KIND EXCHANGE. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that Seller shall have the right at Closing, in lieu of receiving the Purchase Price for the sale of the Property, to exchange the Property (the "TAX-FREE EXCHANGE") in a transaction intended to qualify as a tax-free exchange under SECTION 1031 of the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service (collectively, the "CODE"). If Seller elects to effect a Tax-Free Exchange pursuant to this SECTION 10.24, Seller shall provide written notice to Purchaser prior to Closing, in which case Seller shall enter into an exchange agreement and other exchange documents with a "qualified intermediary" (as defined in Treas. Reg. ss. 1.1031(k)-1(g)(4) of the Code) (the "EXCHANGE PARTY"), pursuant to which Seller shall assign all of its right, title and interest under this Agreement to the Exchange Party. Purchaser shall execute and deliver such documents as may be required to complete the transactions contemplated by the Tax-Free Exchange which are in form and substance reasonably acceptable to Purchaser, and otherwise cooperate with Seller in all reasonable respects to effect the Tax-Free Exchange. Purchaser agrees that if Seller elects to effect a Tax-Free Exchange pursuant to this
SECTION 10.24, at Closing, Purchaser shall pay the Purchase Price to the Exchange Party and direct Escrow Agent to disburse the Earnest Money to the Exchange Party. Notwithstanding the foregoing in this SECTION 10.24, the Tax-Free Exchange shall not diminish Purchaser's rights, nor increase Purchaser's liabilities or obligations, under this Agreement. Seller shall pay for all fees, costs and expenses in connection with the Tax-Free Exchange.

10.25 SELLER NOTICES. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver and Purchaser to sign the District Notice attached hereto as EXHIBIT "H" before final execution of this Contract.

10.26 BINDING EFFECT. This Agreement shall not be binding in any way upon Seller unless and until (a) Seller shall execute and deliver the same to Purchaser, (b) each stage of Seller's investment approval process has approved this transaction, and (c) Seller's Investment Committee has thereafter given its written approval thereof. If Seller has not given Purchaser written notice (the "APPROVAL NOTICE") of such approvals within ten (10) business days after the Effective Date (the "APPROVAL DEADLINE"), or if prior to the Approval Deadline Seller notifies Purchaser in writing that this Agreement has been disapproved by the persons or entities referred to in clauses (b) or (c) of the preceding sentence, then this Agreement shall be deemed terminated and Purchaser shall be entitled to the return of the Earnest Money. It is understood and agreed that at each stage of Seller's investment approval process, Seller or its investment advisor, Morgan Stanley Real Estate Advisor Inc., shall each have the right, in its unfettered discretion, to disapprove the transaction contemplated by this Agreement for any reason whatsoever, without obligation thereafter to proceed to the next stage of Seller's investment approval process. Seller's approval of this Agreement shall be evidenced only by both Seller's execution of this Agreement and Seller's sending of the Approval Notice to Purchaser prior to the Approval Deadline and, accordingly, Purchaser acknowledges and agrees that Purchaser cannot and will not rely upon any other statement or action of Seller or its representatives as evidence of Seller's approval of this Agreement or the subject matter hereof.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

YCP LAKEWAY, L.P.,
a Delaware limited partnership

By:    YCP Lakeway G.P., Inc.,
       a Delaware corporation


       By:    ____________________
       Its:   ____________________


YCP LAKEWAY OPERATOR, INC.,
a Delaware corporation

By:    ___________________________
Its:   ___________________________


PURCHASER:

HARVARD PROPERTY TRUST, LLC,
a Delaware limited liability company

By:    ___________________________
Name:  ___________________________
Its:   ___________________________